Exhibit 99.8
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Eric R. Marchetto,
Executive Vice President and Chief Commercial Officer
TrinityRail
July 26, 2018
Thank you, Scott, and good morning!
TrintyRail’s performance exceeded our internal expectations for the second quarter as a result of additional lease assignments, more railcar deliveries, improved operational efficiencies, and overall cost control measures. Our culture of flexibility and collaboration positions us well to respond to the momentum we see building in the current railcar market.
North American rail traffic volumes during the second quarter continued to improve with year-to-date growth of more than 3.5% compared to 2017. Available equipment tightened, leading to an increase in orders for new railcars. The industry received orders for approximately 23,800 railcars during the second quarter, the highest level in nearly 4 years. Commercial inquiries for railcars are continuing at elevated levels, reflecting improved industry fundamentals. In addition, railcar scrapping rates have kept pace with industry new railcar builds. These supply and demand dynamics have resulted in some improvement in pricing fundamentals for new and existing railcars.
While railcar fundamentals are improving, various geo-political events are creating a dynamic environment that we are watching carefully. At this point, recent impacts from steel tariffs on our supply chain have not materially impacted our margins. Also railcars serving markets potentially impacted by trade tariffs, namely agricultural and consumer goods, are being partially buffered by increases in global demand. We are monitoring these situations very closely and are ready to respond should the market shift.
During the second quarter, leased railcar utilization improved to 97.1% from 96.1% in the previous quarter, reflecting a higher level of lease assignments of existing railcars. Our total owned and managed fleet included approximately 121,000 railcars at the end of the second quarter, representing 13.6% year-over-year growth and demonstrating our Commercial Services team’s ability to originate railcar leases. As our lease fleet grows, more of our commercial efforts are focused on renewing and placing available railcars on lease. Growth of our lease fleet is a priority for our business.
New railcar order activity in the second quarter increased over the previous quarter. We received orders for approximately 8,320 new railcars spanning a broad range of railcar types. Orders included 4,800 tank cars that are part of an extension to our long-term supply agreement with GATX that continues into 2023. 80% of the orders received during the second quarter are sales to third parties, with the balance for customers of our lease fleet.
Our railcar backlog at the end of the second quarter totaled 24,580 railcars with a value of $2.7 billion. Backlog visibility provides an opportunity to more effectively manage our production schedules and create operating leverage with incremental orders. We expect to deliver approximately 21,000 railcars, approximately 45% of which will go into our lease fleet.
We are pleased with the performance of our railcar maintenance business. In the last few years, we have made significant investments in the expansion of our service capabilities. Growing our maintenance services business allows us to control costs, as well as offer fleet service to key customers as part of our comprehensive rail transportation solution. The team has done a tremendous job improving operational efficiencies and reducing turn times for both maintenance and compliance activities. We continue to see opportunities for growth associated with additional service offerings for the railcar products we manufacture and lease.

In closing, the TrinityRail platform provides scale, speed and innovation, all of which are competitive advantages in today’s marketplace. Our platform of rail transportation offerings differentiates us. Our broad participation in the railcar industry value chain gives us insight into market conditions, positioning us to respond quickly to changes in market demand.
I will now turn it over to James for his remarks.